FOR IMMEDIATE RELEASE                                    Thursday, May 15, 2003
                                                                (No.2003-05-09)

                       NOTICE OF ANNUAL GENERAL MEETING

VICTORIA, BRITISH COLUMBIA, CANADA - May 15, 2003 - Carmanah Technologies Corporation (TSX VE: CMH) is pleased to announce that its Annual General Meeting of Shareholders has been scheduled for Tuesday, May 27, 2003.

Shareholders and members of the public are welcome to attend. Upon conclusion of the responsibilities of the Annual General Meeting, refreshments will be served and there will be an opportunity to meet Carmanah's management and directors. Carmanah's CEO and President, Mr. Art Aylesworth, is also scheduled to provide a corporate presentation reviewing the performance of 2002 as well as the Company's vision for the next three years.

The meeting will be held at 10:00 am (Pacific Time) at The Union Club, 805 Gordon Street, Victoria, British Columbia, Canada. Please RSVP to:

Mr. Gary Schwann
E-mail: AGM@carmanah.com
Local:  250.380.0052
Toll-free:877.722.8877
Fax:    250.380.0062

ABOUT CARMANAH TECHNOLOGIES INC.

Carmanah is an award winning alternative energy manufacturer specializing in patented solar-powered LED lighting solutions for the marine, transit, roadway, railway, mining and aviation markets. The company has more than 50,000 units installed in 110 countries. The shares of Carmanah Technologies Corporation (parent company) are publicly traded on the TSX Venture Exchange under the symbol "CMH" and on the Berlin and Frankfurt Stock Exchanges under the symbol "QCX". For more information, please visit www.carmanah.com.

On Behalf of the Board of Directors,
CARMANAH TECHNOLOGIES CORPORATION

" Praveen Varshney "

PRAVEEN VARSHNEY, DIRECTOR


For further information, please contact:

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INVESTOR RELATIONS:            MEDIA:
Mr. Praveen Varshney, Director Mr. David Davies
Tel:  (604) 629-0264           Tel:  (250) 382-4332
Toll-Free:  1-866-629-0264     ddavies@carmanah.com
investors@carmanah.com
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This release contains  forward-looking  statements  within  the  meaning of the
"safe harbor" provisions of the U.S. Private Securities Litigation  Reform  Act
of  1995.   These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking
statements.   These  risks  and  uncertainties  are described under the caption
"Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in our Annual Report for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. These risks and uncertainties are also described under the caption "Risk Factors" in our Annual Information Form dated December 31, 2001, as filed with the British Columbia Securities Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.


         SUITE 1304-925 WEST GEORGIA ST., VANCOUVER, BC, CANADA   V6C 3L2
                  PHONE (604) 629-0264 TOLL FREE 1-866-629-0264
               FAX (604) 682-4768   E-MAIL: INVESTORS@CARMANAH.COM